EXHIBIT 99

Corporate Communications:	Investor Relations:
Mark Stouse 713-918-2714 mark_stouse@bmc.com	Derrick Vializ 713-918-1805 derrick_vializ@bmc.com
BMC Software Announces Fiscal 2006 Fourth Quarter Results
•	Reports Significantly Improved Profitability
•	Met or Exceeded Guidance for Fourth Straight Quarter
•	Projects Continued Revenue Growth for Fiscal 2007
     HOUSTON—(June 7, 2006)—BMC Software today announced that it met or exceeded guidance for the fourth consecutive quarter, posting a nearly 500 percent year-over-year increase in non-GAAP operating income with underlying revenue growth.
     “BMC Software continues to build a strong, effective and efficient company,” said Bob Beauchamp, the Company’s president and chief executive officer. “We continue to see positive impacts in terms of revenue, operating margin and earnings per share.”
     BMC Software’s non-GAAP net earnings for the fourth quarter of fiscal 2006, which exclude special items, were $76 million, or $0.35 per diluted share, representing a 775 percent increase over the year-ago quarter. Fiscal 2006 fourth quarter net earnings on a GAAP basis were $66 million, or $0.31 per diluted share, representing an over 300 percent increase over the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.
     Total revenues for the fourth quarter of fiscal 2006 were $408 million, compared with $395 million a year ago. Non-GAAP operating expenses declined by $46 million, or 12%, from a year ago to $337 million. Non-GAAP operating income increased by $59 million, or nearly 500 percent, to $71 million, and non-GAAP operating margin for the quarter increased from 3% in the prior year to 17%. The Company continues to maintain a strong balance sheet, ending fiscal 2006 with $1.63 billion in deferred revenues and a record high of $1.34 billion in cash and marketable securities.
     During the fourth fiscal quarter the Company continued its accelerated stock buy-back program, spending $125 million to re-purchase 5.7 million outstanding shares. For fiscal 2006 the Company re-purchased a total of 20.5 million shares for $411 million.
     “There are many indicators that the IT market is moving straight into BMC’s sweet spot, which is Business Service Management,” Beauchamp continued. “We’re seeing both a greater understanding and a broader acceptance of BSM across the IT marketplace, including customers, industry analysts and partners. Interestingly, most of our major competitors have recently switched their messaging focus to BSM and are clearly attempting to follow the path BMC charted three years ago. Yet despite their conversion to BSM, no competitor comes close to BMC in terms of the clarity of our vision or the breadth and depth of our supporting product and solution offerings. We are looking forward to launching an extensive set of new BSM offerings in fiscal 2007 that will even further extend our leadership in this market.”
     Steve Solcher, BMC’s chief financial officer, said: “Our cost management initiatives in fiscal 2006 were clearly a success, as we achieved our stated goal of $100 million in annual cost savings. In fiscal 2007 we are implementing a new set of initiatives to further improve our business processes that will result in continued improvement in our profitability. By combining these efforts with our revenue expectations, we expect to achieve a non-GAAP operating margin of 20 percent in fiscal 2007.”
     License bookings in the fourth quarter of fiscal 2006 were $173 million, a decline of 11% from the year-ago quarter. The following table illustrates license bookings:

Fourth Quarter FY06 License Bookings Results
($ Millions)

		Net Change in
	License	Deferred	License	Y/Y %
	Revenues	License Rev.	Bookings*	Change
DM — Mainframe	42.2	(3.7)	38.5	(29)%
MAINVIEW	15.1	5.7	20.8	33%
Mainframe Management	57.3	2.0	59.3	(15)%
Scheduling & Output Mgmt.	19.5	1.4	20.9	(12)%
DM — Distributed Systems	6.7	(1.0)	5.7	(58)%
BMC Performance Manager (PATROL)	21.4	7.0	28.4	(10)%
Distributed Systems Mgmt.	47.6	7.4	55.0	(20)%
Service Management	53.1	1.8	54.9	4%
Identity Management	2.6	0.9	3.5	10%
Total	160.8	12.5	173.3	(11)%

     Due to the exclusion of the non-material category of “Other,” all totals do not foot.
*License bookings measure the value of new license contracts signed during the quarter, including both the amount that goes to the income statement and the amount that goes to the deferred license revenue account on the balance sheet. License bookings can be calculated by adding license revenues and the net change in the deferred license revenue balance.
     Fiscal 2007 Guidance
     For fiscal 2007, the Company expects revenues will increase in the low to mid single digits and expects non-GAAP EPS will be in the range of $1.22 to $1.32, assuming a 28% effective tax rate. Non-GAAP EPS excludes an estimated 40 cents of special items including expenses for amortization of acquired technology and intangibles, share-based compensation and restructuring.
     The Company expects fiscal 2007 cash flow from operations to range between $400 million to $450 million, which includes the negative impact of $45 million from servicing receipts to third party financing institutions and $30 million in restructuring payments.
     For the first quarter of fiscal 2007, the Company expects revenues to be in the range of $355 million to $370 million and non-GAAP EPS to be in the 22 cents to 27 cents range. Non-GAAP

EPS excludes an estimated 12 cents of special items including expenses for amortization of acquired technology and intangibles, share-based compensation and restructuring.
     Conference Call
     A conference call to discuss fourth quarter fiscal 2006 results is scheduled for today, June 7, 2006 at 4:00 pm Central Time. Those interested in participating may call (719) 457-2625 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the company’s website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.
     Use of Non-GAAP Financial Measures
     This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP net earnings and (d) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Each of these non-GAAP financial measures excludes restructuring charges, amortization of acquired technology and intangibles, charges related to acquired research and development and non-recurring litigation settlement costs. In addition, non-GAAP net earnings and non-GAAP diluted net earnings per share exclude income tax expense associated with the one-time repatriation of certain foreign earnings. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
     We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges and amortization of acquired technology and intangibles that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
     The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our significant restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.
•	Amortization of acquired technology and intangibles. Our non-GAAP financial measures exclude costs associated with the amortization of acquired technology and intangibles. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of acquired technology and intangibles, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.
•	Write-offs of acquired research and development. Our non-GAAP financial measures exclude write-offs of acquired research and development. This amount is the estimated fair value related to incomplete research and development projects from acquired companies which have no alternative future uses. Such amounts are required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.
•	Repatriation of foreign earnings. The income tax expense associated with the Company’s repatriation of foreign earnings is excluded, as management believes this to be a one-time event as provided by the American Jobs Creation Act (the

“Act”). Due to the significant amount of the charge and the one-time nature of the repatriation permitted by the Act, management excludes these costs when it evaluates the Company’s operations and for internal reporting and forecasting purposes.
•	Settlement costs. The settlement costs of the previously disclosed dispute with Nastel Technologies are excluded. While the Company is involved in various legal disputes from time to time and the Company may have to settle significant cases in the future, either as plaintiff or defendant, such events have historically occurred sporadically. Management excludes the costs associated with this settlement when it evaluates the Company’s operations and for internal reporting and forecasting purposes.
     About BMC Software
     BMC Software [NYSE:BMC] is a leading global provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC posted fiscal 2006 revenues of approximately $1.5 billion. For more information, visit www.bmc.com.
     This news release contains both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,“ “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software’s operating results and could cause BMC Software’s actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) BMC Software’s revenues and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) BMC Software’s operating costs and expenses are relatively fixed over the short term; 3) increased competition and pricing pressures could adversely affect BMC Software’s earnings; 4) BMC Software’s maintenance revenue could decline if maintenance renewal rates decline or if license revenues do not grow; 5) new software products and product strategies may not be timely introduced or successfully adopted; 6) BMC Software’s quarterly cash flow from operations is and has been volatile and is dependent upon a number of factors described in BMC Software’s filings with the SEC; 7) BMC Software’s effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect the company’s earnings; and 8) the additional risks and important factors described in BMC Software’s periodic reports filed with the U.S. Securities and Exchange Commission. All of these filings are available on the company’s website at www.bmc.com/investors. BMC Software undertakes no obligation to update information contained in this release.
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     BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. © 2006, BMC Software, Inc. All rights reserved.

BMC SOFTWARE, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
			Incr/(Decr)
	March 31,	March 31,	Percentage
	Fiscal 2005	Fiscal 2006	Change
	(In millions, except
	per share data)
Revenues:
License	$152.7	$160.8	5%
Maintenance	217.4	219.5	1%
Professional services	25.0	27.6	10%

Total revenues	395.1	407.9	3%

Cost of license revenues	35.6	24.7	(31)%
Cost of maintenance revenues	49.7	48.5	(2)%
Cost of professional services	23.2	22.0	(5)%
Selling and marketing expenses	156.1	138.3	(11)%
Research and development expenses	64.3	54.9	(15)%
General and administrative expenses	67.2	54.5	(19)%
Amortization of intangible assets	5.7	6.4	12%
Acquired research and development	3.8	—	n/m
Impairment of goodwill	3.7	—	n/m
Total operating expenses	409.3	349.3	(15)%

Operating income (loss)	(14.2)	58.6	n/m
Other income, net	14.7	19.3	31%

Earnings before income taxes	0.5	77.9	n/m
Income tax provision (benefit)	(15.0)	11.5	n/m

Net earnings	$15.5	$66.4	328%

Diluted earnings per share	$0.07	$0.31	343%

Shares used in computing diluted earnings per share	222.4	216.2	(3)%

BMC SOFTWARE, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
			Incr/(Decr)
	March 31,	March 31,	Percentage
	Fiscal 2005	Fiscal 2006	Change
	(In millions, except
	per share data)
Revenues:
License	$546.5	$527.0	(4)%
Maintenance	824.3	878.8	7%
Professional services	92.2	92.6	0%

Total revenues	1,463.0	1,498.4	2%

Cost of license revenues	136.4	124.4	(9)%
Cost of maintenance revenues	186.0	177.6	(5)%
Cost of professional services	91.8	86.3	(6)%
Selling and marketing expenses	557.7	524.3	(6)%
Research and development expenses	215.1	212.6	(1)%
General and administrative expenses	213.1	211.9	(1)%
Amortization of intangible assets	20.7	32.8	58%
Acquired research and development	4.0	—	n/m
Impairment of goodwill	3.7	—	n/m
Settlement of litigation	11.3	—	n/m

Total operating expenses	1,439.8	1,369.9	(5)%

Operating income	23.2	128.5	454%
Other income, net	75.0	75.3	0%

Earnings before income taxes	98.2	203.8	108%
Income tax provision	22.9	87.0	280%

Net earnings	$75.3	$116.8	55%

Diluted earnings per share	$0.34	$0.53	56%

Shares used in computing diluted earnings per share	224.0	218.9	(2)%

BMC SOFTWARE, INC. AND SUBSIDIARIES
BALANCE SHEETS

	(Unaudited)
	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006
			(In millions)
Current assets:
Cash and cash equivalents	$820.1	$853.7	$526.0	$620.4	$905.9	(a)
Marketable securities	108.7	115.1	341.3	241.7	157.5	(a)
Trade accounts receivable, net	202.4	128.9	116.7	159.2	167.8
Current trade finance receivables, net	151.8	127.7	118.1	147.3	123.2
Other current assets	192.9	167.6	171.1	165.2	216.4

Total current assets	1,475.9	1,393.0	1,273.2	1,333.8	1,570.8

Property and equipment, net	383.7	366.2	359.2	360.6	352.1
Software development costs and related assets, net	126.1	118.5	113.7	114.6	110.8
Long-term marketable securities	354.3	327.1	352.3	311.4	280.3	(a)
Long-term finance receivables, net	126.1	94.3	91.8	95.7	81.9
Acquired technology, goodwill and intangibles, net	687.9	661.6	643.0	627.9	616.6
Other long-term assets	188.4	196.2	196.9	202.5	210.2

Total Assets	$3,342.4	$3,156.9	$3,030.1	$3,046.5	$3,222.7

Current liabilities:
Accounts payable and accrued liabilities	$345.8	$273.0	$219.3	$261.6	$392.3
Current portion of deferred revenue	769.3	782.2	752.4	760.7	808.8

Total current liabilities	1,115.1	1,055.2	971.7	1,022.3	1,201.1

Long-term deferred revenue	873.6	863.0	813.2	814.1	819.5
Other long-term liabilities	91.9	88.1	90.7	93.4	90.1

Total stockholders’ equity	1,261.8	1,150.6	1,154.5	1,116.7	1,112.0

Total Liabilities and Stockholders’ Equity	$3,342.4	$3,156.9	$3,030.1	$3,046.5	$3,222.7

(a) Total cash and marketable securities	$1,283.1	$1,295.9	$1,219.6	$1,173.5	$1,343.7

BMC SOFTWARE, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
(Unaudited)

Three Months Ended			Twelve Months Ended
March 31,	March 31,		March 31,	March 31,
2005	2006		2005	2006
(In millions)			(In millions)
		Cash flows from operating activities:
$15.5	$66.4	Net earnings	$75.3	$116.8
		Adjustments to reconcile net earnings to net cash provided by operating activities:
62.0	42.9	Depreciation and amortization	221.7	205.1
(2.8)	(0.5)	Provision for uncollectable trade and finance receivables	(5.4)	(2.0)
(1.9)	(0.2)	(Gain) on marketable securities	—	(1.4)
—	—	(Gain) on previously securitized finance receivables	(8.0)	—
(27.5)	(1.0)	Other non-cash	(23.2)	(0.5)
1.0	0.6	Earned portion of stock-based compensation	3.9	3.0
36.9	35.7	Decrease in finance receivables	54.1	70.5
19.1	49.6	Increase (decrease) in payables to third-party financing institutions for finance receivables	(7.5)	45.2
(5.5)	(3.6)	Increase (decrease) in accrued exit costs	(27.4)	(15.1)
152.3	50.7	(Decrease) increase in deferred revenues	223.8	(17.6)
25.1	29.0	Net change in trade receivables, payables, deferred revenue and other components of working capital	(5.4)	17.3

274.2	269.6	Net cash provided by (used in) operating activities	501.9	421.3

		Cash flows from investing activities:
(50.3)	(0.4)	Cash paid for technology acquisitions and other investments, net of cash acquired	(266.1)	(9.4)
—	—	Cash receipts from previously securitized finance receivables	10.0	—
—	—	Return of capital for cost-basis investments	0.7	0.2
—	—	Proceeds from sale of financial instruments and other	—	—
(2.5)	(1.6)	Purchases of marketable securities	(190.9)	(291.8)
45.0	115.7	Proceeds from maturities of/ sales of marketable securities	331.1	315.9
—	0.2	Proceeds from sale of property and equipment	—	5.9
(9.7)	(5.7)	Purchases of property and equipment	(57.7)	(24.1)
(13.6)	(13.7)	Capitalization of software development costs and related assets	61.7)	(56.7)

(31.1)	94.5	Net cash provided by (used in) investing activities	(234.6)	(60.0)

		Cash flows from financing activities:
(1.4)	(2.7)	Payments on capital leases	(5.1)	(7.1)
6.6	46.7	Stock options exercised and other	28.4	139.6
(17.0)	(125.0)	Treasury stock acquired	(87.0)	(411.0)

(11.8)	(81.0)	Net cash provided by (used in) financing activities	(63.7)	(278.5)

(1.0)	2.4	Effect of exchange rate changes on cash	4.2	3.0

230.3	285.5	Net change in cash and cash equivalents	207.8	85.8
589.8	620.4	Cash and cash equivalents, beginning of period	612.3	820.1

$820.1	$905.9	Cash and cash equivalents, end of period	$820.1	$905.9

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	For three months		For twelve months
	ended March 31,		ended March 31,
	2005	2006	2005	2006

GAAP Operating Expenses	$409.3	$349.3	$1,439.8	$1,369.9

Changes in estimates related to exit activities	1.0	(0.7)	3.5	1.6

Exit costs and related charges	—	—	—	(43.1)

Amortization of acquired technology & intangibles	(23.8)	(11.9)	(78.8)	(77.2)

Acquired research & development	(3.8)	—	(4.0)	—

Settlement of litigation	—	—	(11.3)	—

Non-GAAP Operating Expenses	$382.7	$336.7	$1,349.2	$1,251.2

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	For three months		For twelve months
	ended March 31,		ended March 31,
	2005	2006	2005	2006

GAAP Operating Income	$(14.2)	$58.6	$23.2	$128.5

Changes in estimates related to exit activities	(1.0)	0.7	(3.5)	(1.6)

Exit costs and related charges	—	—	—	43.1

Amortization of acquired technology & intangibles	23.8	11.9	78.8	77.2

Acquired research & development	3.8	—	4.0	—

Settlement of litigation	—	—	11.3	—

Non-GAAP Operating Income	$12.4	$71.2	$113.8	$247.2

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	For three months		For twelve months
	ended March 31,		ended March 31,
	2005	2006	2005	2006

GAAP net earnings	$15.5	$66.4	$75.3	$116.8

Changes in estimates related to exit activities	(1.0)	0.7	(3.5)	(1.6)

Exit costs and related charges	—	—	—	43.1

Amortization of acquired technology & intangibles	23.8	11.9	78.8	77.2

Acquired research & development	3.8	—	4.0	—

Settlement of litigation	—	—	11.3	—

Subtotal pretax reconciling items	26.6	12.6	90.6	118.7

Income tax provision (benefit) for earnings to be repatriated	—	—	—	36.5

Tax adjustment to valuation allowance	(26.7)	—	(26.7)	—

Tax effect of special items	(6.2)	(2.8)	(20.5)	(30.4)

Subtotal of tax impact on special items	(32.9)	(2.8)	(47.2)	6.1

Non-GAAP net earnings	$9.2	$76.2	$118.7	$241.6

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	For three months		For twelve months
	ended March 31,		ended March 31,
	2005	2006	2005	2006

GAAP diluted earnings per share	$0.07	$0.31	$0.34	$0.53

Changes in estimates related to exit activities	—	—	(0.02)	(0.01)

Exit costs and related charges	—	—	—	0.20

Amortization of acquired technology & intangibles	0.11	0.06	0.35	0.35

Acquired research & development	0.02	—	0.02	—

Settlement of litigation	—	—	0.05	—

Subtotal pretax reconciling items	$0.12	$0.06	$0.40	$0.54

Income tax provision (benefit) for earnings to be repatriated	—	—	—	0.17

Tax adjustment to valuation allowance	(0.12)	—	(0.12)	—

Tax effect of special items	(0.03)	(0.01)	(0.09)	(0.14)

Subtotal of tax impact on special items	(0.15)	(0.01)	(0.21)	0.03

Non-GAAP diluted net earnings per share	$0.04	$0.35	$0.53	$1.10

Shares used in computing diluted earnings per share (In millions)	222.4	216.2	224.0	218.9